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                                                                EXHIBIT 99B.1(b)

                  NICHOLAS-APPLEGATE GROWTH EQUITY FUND, INC.
                       ARTICLES OF AMENDMENTS OF CHARTER

          Nicholas-Applegate Growth Equity Fund, Inc., a Maryland corporation (which is hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

          FIRST:   THE Corporation desires to amend the Charter of the
Corporation as currently in effect.

          SECOND: These Articles of Amendment of Charter were approved by a majority of the entire Board of Directors and no stock entitled to be voted on the matter was outstanding or subscribed for at the time of approval.

          THIRD:   The Charter of the Corporation is hereby amend as follows:

          RESOLVED, that Article EIGHTH (8) of the Articles of Amendment and Restatement of Charter is hereby amended in its entirety as follows: "(8) Commencing with the calendar year of the Corporation which begins on January 1, 1992, and each third calendar year thereafter, if (i) the Corporation has not yet adopted the amendment described in this subsection, and (ii) shares of the Corporation's Common Stock are traded on the principal securities exchange where listed at an average discount from net asset value of more than 5%, determined on the basis of the discount as of the end of the last trading day in each week during the period of 52 calendar weeks next proceeding January 1 of each such year then, subject to the receipt of any necessary
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 exemptive or other order of the Securities and Exchange
          Commission, the Corporation will submit to its stockholders at the next succeeding annual meeting of stockholders a proposal, to the extent consistent with the Investment Company Act of 1940, to amend these Articles of Incorporation to provide that, upon the adoption of such amendment by the holders of a majority of the Corporation's outstanding shares of Common Stock, each share of the Corporation's Common Stock may be presented to the Corporation at the option of the holder thereof, as of the last trading day of each calendar quarter, upon written notice delivered to the Corporation's transfer agent not less than 30 days prior thereto, for payment to the holder at net asset value per share at the close of business on the day of presentment."

          RESOLVED FURTHER, that Article EIGHTH (10) of the Articles of Amendment and Restatement of Charter is hereby amended in its entirety as follows: "(10) The Corporation shall indemnify (a) its directors to the full extent provided by the general laws of the State of Maryland, or of any other applicable jurisdiction, now or hereafter in force, including the advance of expenses under the procedures provided by such laws; (b) its officers to the same extent it shall indemnify its directors; and (c) its officers who are not directors to such further extent as shall be authorized by the Board of Directors and be consistent with applicable law. The foregoing shall not limit the authority of the Corporation to indemnify other employees and agents consistent with applicable law."

          FOURTH: (a) As of immediately before this Amendment the total number of shares of stock which the Corporation has authority to issue is One Hundred Million shares, all of which are Common Stock ($.01 par value).

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          (b)  As amended the total number of shares of stock of all classes which the Corporation has authority to issue is One Hundred Million shares, all of which are Common Stock ($.01 per share).

          (c) The aggregate par value of all shares having a par value is $1,000,000 after the amendment.

          IN WITNESS WHEREOF, Nicholas-Applegate Growth Equity Fund, Inc., a Maryland corporation has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Secretary on March 31, 1987.

WITNESS:                                             NICHOlAS -APPLEGATE GROWTH
                                                     EQUITY FUND, INC.

      /s/ Robert E. Carlson                             /s/ Fred C. Applegate
-----------------------------------                  --------------------------
                          Secretary                                   President


          The undersigned, President of Nicholas-Applegate Growth Equity Fund, Inc., who executed on behalf of the Corporation the foregoing Articles of Amendment of Charter of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles of Amendment of Charter to be the corporate act of said corporation and hereby certifies that to the best of his knowledge, information and belief the matter and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalty of perjury.

                                                        [SIGNATURE ILLEGIBLE]
                                                     --------------------------
                                                                      President

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